Exhibit 2

EXHIBIT B

CONFIRMATION AGREEMENT

Mastech Digital, Inc.

Confirmation Agreement between

Sunil Wadhwani and Sunil Wadhwani 2020 Exempt Family Trust

THIS CONFIRMATION AGREEMENT (the “Agreement”) is made as of December 16, 2022 by and between Sunil Wadhwani (“Seller”) and Sunil Wadhwani 2020 Exempt Family Trust (“Purchaser”):

WHEREAS, pursuant to the terms of the Stock Purchase Agreement dated as of December 16, 2022 (the “Purchase Agreement”), Seller sold to Purchaser 991,000 shares of Common Stock in Mastech Digital, Inc. (the “Corporation”) (the “Purchased Interest”);

WHEREAS, Purchaser agreed to pay Seller the “fair market value” (as defined in the Purchase Agreement) of the Purchased Interest (the “Purchase Price”);

WHEREAS, on the date of the Purchase Agreement, the parties agreed that the Purchase Price would be paid by Purchaser’s execution and delivery of a promissory note with a face amount equal to the Purchase Price;

WHEREAS, the fair market value of the Purchased Interest was determined by a written appraisal report (the “Appraisal”) prepared by Gleason Experts (the “Appraiser”) to be $11,510,713;

WHEREAS, on the date of the Purchase Agreement, the Purchase Price was paid by Purchaser’s execution and delivery of a promissory note with a face amount equal to the Purchase Price; and

WHEREAS, Seller and Purchaser agreed to execute this Confirmation Agreement upon completion of the Appraisal in which they represent that they each have had an opportunity to review the Appraisal and provide comments to the Appraiser and in which they confirm the Purchase Price as determined based on the Appraisal.

NOW, THEREFORE, in consideration of the above premises and mutual covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1. Review of Appraisal. Seller and Purchaser hereby acknowledge that they each have had an opportunity to review the Appraisal and provide comments to the Appraiser.

2. Confirmation of Purchase Price. Seller and Purchaser confirm that the face value of the promissory note to pay the Purchase Price is $11,510,713.

3. Binding Nature of Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of each of the respective parties hereto.

4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall be deemed to be one and the same instrument. Documents executed, scanned (in .PDF or similar reprographic format), and/or executed (and, as appropriate, witnessed and/or notarized) electronically using electronic signature software (e.g., DocuSign or similar software), or similar methods (each a method of “Electronic Execution”) and transmitted electronically shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such Electronic Execution having the same legal and binding effect as original signatures.

5. Governing Law. This Agreement shall be subject to and governed by the laws of the State of Delaware, without giving effect to its conflict of laws rules.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER:

/s/ Sunil Wadhwani
Sunil Wadhwani

PURCHASER:

Sunil Wadhwani 2020 Exempt Family Trust

/s/ Gregory Wood
The Northern Trust Company of Delaware, as trustee
By:	Gregory Wood,
Its:	Senior Vice President The Northern Trust Company of Delaware

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